EXHIBIT 99.1


NATIONAL COAL CORP. APPROVED FOR LISTING ON NASDAQ

KNOXVILLE, Tenn. -- April 21, 2005--National Coal Corp. (OTC BB: NCOC), an Appalachian Region coal producer, announces the Company's common stock is approved for listing on the Nasdaq SmallCap Market(SM) and will begin trading under its current ticker symbol "NCOC", effective at market opening on April 22.

Following a year of robust growth that successfully transformed the company from a start-up to a firmly established corporation, Jon Nix, president, CEO and chairman of the board for National Coal explains how this move compliments the Company's continued success, "When we reported our earnings results in March, we reiterated our desire to maximize shareholder value by solidifying a foundation for continued production and revenue increases. Trading on Nasdaq is going to help us expand our shareholder base and increase the liquidity of our stock, further enhancing the long-term value of the Company."

National Coal reports its annual meeting of shareholders will be held on June 7, 2005 at 10:00 a.m. EST, in the conference room of the Holiday Inn Select, Knoxville.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in Eastern Tennessee and Southeastern Kentucky. For more information visit www.nationalcoal.com.

This release contains statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about National Coal's business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Certain risks are more fully described in the Company's filings with the Securities and Exchange Commission including the company's most recently filed Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.


----------
CONTACT:
     National Coal Corp.
     Kearstin Patterson, 865-690-6900 (direct)
     865-207-3875 (cell)
     kpatterson@nationalcoal.com
     or
     Cunningham & Company
     Christine Pietryla, 312-334-9037 (direct)
     312-208-8776 (cell)
     cpietryla@cunninghamcomp.com